Exhibit 10.2

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

DANA GOLD, TAMMY EMERY, MARY LOUISE FERENCE, LAURA NORRIS, DONALD FURSMAN, and JOHN TRIANA, on behalf of themselves and all others similarly situated,

Plaintiffs,

           v.

LUMBER LIQUIDATORS, INC., a Delaware corporation; and DOES 1 through 200, inclusive,

Defendants.

No. 3:14-cv-05373-RS

AGREEMENT OF COMPROMISE AND SETTLEMENT

IT IS HEREBY AGREED by, between, and among Representative Plaintiffs Dana Gold, Tammy Emery, Mary Louise Ference, Laura Norris, Donald Fursman, and John Triana, in their individual and representative capacities on behalf of themselves and a putative Settlement Class (as defined herein) (“Plaintiffs”), and Defendant Lumber Liquidators, Inc. (hereinafter “Lumber Liquidators”) (collectively “Parties”), by and through their duly authorized counsel, that, in consideration of the promises and covenants set forth in this Agreement of Compromise and Settlement (hereinafter “Agreement” or “Settlement Agreement”) and upon entry by the United States District Court for the Northern District of California (the “Court”) of a Final Order and Judgment approving the settlement as set forth in this Agreement, the claims asserted against Lumber Liquidators shall be settled, dismissed, and compromised on a nationwide basis upon the terms and conditions set forth in this Agreement.

RECITALS

A.        WHEREAS, on December 8, 2014, Plaintiff Dana Gold filed a nationwide class action lawsuit against Lumber Liquidators, in the United States District Court for the Northern District of California, Gold, et al. v. Lumber Liquidators, Inc., et al., 3:14-cv-05373, seeking to recover damages on behalf of herself and a class of individuals who had purchased allegedly defective Morning Star Bamboo sold by Lumber Liquidators.  On February 13, 2015, Plaintiffs filed a nationwide First Amended Class Action Complaint, adding Tammy Emery, Edwin Mendez, and Christopher Massaro as plaintiffs, and asserting a nationwide class action as well as four state sub-classes for California, Illinois, New York, and West Virginia.

B.         WHEREAS, on August 3, 2015, Lumber Liquidators filed motions to dismiss Plaintiffs’ First Amended Class Action Complaint and to strike the class allegations.  On September 11, 2015, Plaintiffs filed responses to Lumber Liquidators’ motions to dismiss and strike.  On September 25, 2015, Lumber Liquidators filed replies in support of its motions to dismiss and strike.  On October 26, 2015, the Court heard arguments on Lumber Liquidator’s motions.  On November 30, 2015, the Court entered an order granting in part and denying in part Lumber Liquidators’ motions.

C.         WHEREAS, on December 16, 2015, Plaintiffs filed a nationwide Second Amended Class Action Complaint, adding Russel Dornon, Laura Norris, John Foster, Donald Fursman, and John Triana as plaintiffs and asserting eight state sub-classes for California, Florida, Illinois, Minnesota, New York, Ohio, Pennsylvania, and West Virginia.

D.        WHEREAS, on January 20, 2016, Plaintiffs filed a nationwide Third Amended Class Action Complaint, removing Russel Dornon and John Foster as plaintiffs and asserting seven state sub-classes for California, Florida, Illinois, Minnesota, New York, Pennsylvania, and West

Virginia.  On February 3, 2016, Lumber Liquidators filed an answer to Plaintiffs’ Third Amended Class Action Complaint.

E.         WHEREAS, the Parties engaged in extensive discovery.

F.         WHEREAS, approximately fourteen (14) fact depositions and seven (7) expert depositions were conducted.

G.        WHEREAS, Lumber Liquidators produced pursuant to discovery requests approximately 855,000 pages of documents.

H.        WHEREAS Plaintiffs responded to multiple sets of discovery including document production requests and interrogatories.

I.          WHEREAS, on February 17, 2017, Plaintiffs filed a motion and memorandum in support of class certification.  On April 14, 2017, Lumber Liquidators filed an opposition to Plaintiffs’ motion for class certification and a motion to exclude Plaintiffs’ expert witnesses.  On April 28, 2017, Plaintiffs filed an opposition to Lumber Liquidators’ motion to exclude.  On May 5, 2017, Lumber Liquidators filed its brief in support of its motion to exclude.  On May 8, 2017, Plaintiffs filed a reply in support of its motion for class certification.  On May 19, 2017, Lumber Liquidators filed a sur-reply in opposition to Plaintiffs’ motion for class certification.

J.          WHEREAS, on May 23, 2017, Plaintiffs filed a Motion for Leave to file their Fourth Amended Class Action complaint, requesting leave to narrow the class definition to no longer include the nationwide class and to make other revisions to the class definition.  On June 6, 2017, Lumber Liquidators filed its opposition to Plaintiffs’ motion for leave.  On June 9, 2017, Plaintiffs filed their reply in support of their motion for leave.  On June 19, 2017, the Court heard arguments on Plaintiffs’ motion for leave.  On June 22, 2017, the Court granted in part and denied in part Plaintiffs’ motion for leave.  On June 26, 2017, Plaintiffs filed a Fourth Amended Class

Action Complaint, removing the nationwide class allegations and limiting the alleged defective product to Morning Star Strand Bamboo Flooring.  This Fourth Amended Class Action Complaint asserted a six-  state class action for California, Florida, Illinois, Minnesota, Pennsylvania, and West Virginia.

K.        WHEREAS, on July 10, 2017, Lumber Liquidators filed a motion to dismiss the Fourth Amended Class Action Complaint for lack of personal jurisdiction.  On July 24, 2017, Plaintiffs filed an opposition to Lumber Liquidators’ motion to dismiss.  On July 31, 2017, Lumber Liquidators filed a reply in support of its motion to dismiss Plaintiffs’ Fourth Amended Class Action Complaint for lack of personal jurisdiction.

L.         WHEREAS, on July 10, 2017, Plaintiffs filed a supplemental brief in support of class certification and in opposition to Lumber Liquidators’ motion to exclude Plaintiffs’ expert witnesses.  On July 10, 2017, Lumber Liquidators filed a supplemental brief in opposition to Plaintiffs’ motion for class certification and in support of its motion to exclude Plaintiffs’ expert witnesses.

M.        WHEREAS, on August 8, 2017, Lumber Liquidators filed a motion to transfer the case under FRCP 1404.  On August 23, 2017, Plaintiffs filed an opposition to motion to transfer the case under FRCP 1404.  WHEREAS, on September 19, 2017, the Court denied Lumber Liquidators’ motion to dismiss Plaintiffs’ Fourth Amended Class Action Complaint for lack of jurisdiction and transfer the case.

N.        WHEREAS, on October 3, 2017, Lumber Liquidators filed an answer to Plaintiffs’ Fourth Amended Class Action Complaint.

O.        WHEREAS, on November 13, 2017, the Court heard arguments on the Plaintiffs’ motion for class certification and Lumber Liquidators’ motion to exclude Plaintiffs’ expert witnesses.  On November 15, 2017, the Court granted Plaintiffs’ motion for class certification and granted in part and denied in part Lumber Liquidators’ motion to exclude Plaintiffs’ expert witnesses.

P.         WHEREAS, on December 1, 2017, Lumber Liquidators filed a petition for permission to appeal the Court’s order granting class certification with the United States Court of Appeals for the Ninth Circuit.  On December 11, 2017, Plaintiffs filed an answer to Lumber Liquidators’ petition for permission to appeal.  On March 19, 2018, the United States Court of Appeals for the Ninth Circuit denied Lumber Liquidator’s petition.

Q.        WHEREAS, on February 2, 2018, Plaintiffs filed a Fifth Amended Class Action Complaint asserting a six-state class action for California, Florida, Illinois, Minnesota, Pennsylvania, and West Virginia.  On February 16, 2018, Lumber Liquidators filed an answer to Plaintiffs’ Fifth Amended Class Action Complaint.

R.         WHEREAS, on August 15, 2018, Lumber Liquidators filed a motion for summary judgment.  On September 26, 2018, Plaintiffs filed a stipulation to modify the class period from 2008-present to 2012-present.  On September 27, 2018, the Court granted Plaintiffs’ stipulation to modify the class period.  On September 28, 2018, Plaintiffs filed an opposition to Lumber Liquidators’ motion for summary judgment.  On November 2, 2018, Lumber Liquidators filed a reply in support of its motion for summary judgment.  On November 5, 2018, the Court heard arguments on the motion for summary judgment.  On January 2, 2019, the Court denied Lumber Liquidators’ motion for summary judgment.

S.         WHEREAS, throughout this litigation, the Parties have engaged in extensive, arms-length negotiations regarding the settlement of claims involving the Flooring.

T.         WHEREAS, the Parties participated in mediations on December 13, 2017 and

January 26, 2018 with the Honorable Edward A. Infante (Ret.) (JAMS); and May 17, 2018 and October 4, 2018 with Bruce A. Friedman (JAMS).

U.        WHEREAS, Plaintiffs and Class Counsel have evaluated the time and expense that will be necessary to prosecute this case to final judgment, the delays that are likely before any judgment may be entered, and the uncertainty inherent in predicting the outcome of any complex litigation such as this and, based upon such evaluation, have concluded that further proceedings in this action are likely to be further protracted, complex, and expensive, and that the outcome is uncertain.

V.        WHEREAS, without conceding any lack of merit of any of their claims, Plaintiffs and Class Counsel have concluded that it is in the best interests of the putative class to settle these actions on the terms set forth herein, and that the settlement with Lumber Liquidators embodied in this Agreement is fair, reasonable, and adequate to Plaintiffs and the Class.

W.         WHEREAS, while denying any fault, wrongdoing, or liability, and relying on the provisions of this Agreement that the settlement embodied herein shall in no event be construed as or deemed to be evidence of an admission or a concession on the part of Lumber Liquidators (or any of its predecessors, successors, parent or subsidiary companies, affiliates, officers, directors, agents, attorneys, representatives, insurers, suppliers, distributors or vendors) of any fault, wrongdoing, or liability whatsoever, or that any of the allegations in the Complaint are true, and without conceding any infirmity in its defenses, Lumber Liquidators considers it desirable to enter into this Agreement in order to avoid further expense, to dispose of burdensome and protracted litigation, and to avoid the uncertain outcome of proceeding with this litigation.

DEFINITIONS

As used in this Settlement Agreement, the following terms shall have the following meanings:

a.          “Approved Claim” means a Claim submitted by a Claimant that the Settlement

Administrator determines to be accurate,  timely, and eligible.

b.         “Approved Claimant” means a Settlement Class Member whose Claim has been approved by the Settlement  Administrator pursuant to the terms of this Settlement Agreement.

c.          “CAFA Notice” means the notice to be sent by the Settlement Administrator to appropriate federal and state officials pursuant to the requirements of the Class Action Fairness Act of 2005 (“CAFA”), 28 U.S.C. § 1715(b).

d.         “Claim” means the form provided for Settlement Class Members to submit to obtain a Settlement Award under this Settlement Agreement.

e.          “Claimant” means a Settlement Class Member who has submitted a Claim by the Claim Deadline.

f.         “Claim Deadline” means the date by which all Claim Forms must be postmarked,

or received by the Settlement Administrator, to be considered timely. The Claim Deadline shall be 180 days after the Notice Date

g.         “Claim Form” means the form provided for Settlement Class Members to submit to obtain a Settlement Award under this Settlement Agreement, as set forth in Exhibit C  to this Settlement Agreement.

h.         “Class Counsel” for this case are Charles LaDuca and Brendan Thompson from Cuneo Gilbert & LaDuca, LLP; Michael Ram of Robins Kaplan; and Jeffrey Cereghino of the Cereghino Law Group.

i.          “Class Notice” means the Notice of Proposed Class Action Settlement to be sent to the Settlement Class, pursuant to the terms of the Court’s Preliminary Approval Order and any other Notices as may be ordered by the Court. The initial Class Notice shall be substantially in the form attached as Exhibit A to this Settlement Agreement.

j.          “Class Period” means January 1, 2012 through March 15, 2019.

k.         “Complaint” means Plaintiffs’ operative class action lawsuit filed against Lumber

Liquidators in the United States District Court for the Northern District of California, Gold, et al. v. Lumber Liquidators, Inc., et al., 3:14-cv-05373.

l.          “Court” means the United States District Court for the Northern District of California.

m.        “Damages” shall refer to claims of cupping, warping, buckling, splintering, scratching,  cracking, shrinking, delaminating, deteriorating, gapping, and/or other damages to the Flooring, baseboards, moldings and/or subfloor as alleged in the Operative Complaint.

n.         “Days” mean calendar days, excluding federal holidays.

o.         “Defendant” means Lumber Liquidators, Inc.

p.         “Effective Date” means the first date by which all of the following events shall have occurred:

(1)        The Court has entered the Preliminary Approval Order.

(2)        The Court has entered the Final Approval Order and Judgment approving the Settlement Agreement in all respects, dismissing the Gold litigation with prejudice.

(3)        The time for appeal from the Final Approval Order and Judgment shall have expired, or if any appeal of the Final Approval Order and Judgment as to the Settlement Agreement is taken, that appeal shall have been finally determined by the highest court, including any motions for reconsideration and/or petitions for writ of certiorari, and which Final Approval Order and Judgment is not subject to further adjudication or appeal.

q.         “Eligible Claimant” means all Settlement Class Members who either: (i) purchased the Flooring for personal, family or household use and own the residence with the Flooring when the Settlement Class Member submits a Claim; (ii) previously owned such a residence and, prior to making the Claim, sold or transferred the residence and at the time of the sale or transfer retained the right to make a claim for the Flooring pursuant to a valid documented assignment; or (iii) prior owner of such a residence who paid for repairs to the Flooring directly arising from the types of damage alleged in the operative complaint and seeks reimbursement.  Eligible Claimants must timely submit a completed and accurate Claim Form by the Claim Deadline to be considered for any award payment pursuant to Section B  of Consideration to Plaintiffs and Available Benefits, below.

r.          “Final Approval and Fairness Hearing” means the hearing at which the Court will:

(1) determine whether to grant Final Approval of this Settlement Agreement; (2) consider any timely objections to this Settlement Agreement; and (3) consider Class Counsel’s request for an award of attorneys’ fees, costs and expenses.

s.          “Final Approval Order and Judgment” shall mean the order finally approving this

Settlement Agreement and dismissing the Complaint.

t.          “Flooring” shall mean Morning Star Strand Bamboo flooring sold by

Lumber Liquidators at any time during the Class Period including but not limited to the list of product names and SKU numbers attached as Exhibit D.

u.         “Notice” means, collectively, the communications by which purchasers of

Flooring are to be notified of this Settlement Agreement and the Court’s Preliminary Approval of this Settlement Agreement as required by Fed. R. Civ. P. 23(e) and any subsequent communications to purchasers of Flooring as ordered by the Court.

v.         “Notice Date” shall be thirty  (30) days after entry of the Preliminary Approval Order, or as soon as possible thereafter.

w.        “Notice Plan” means the notice program used by Parties and the Settlement Administrator to inform Settlement Class Members about the Settlement Agreement.

x.         “Operative Complaint” shall mean the last amended complaint filed with the Court.

y.         “Party” and “Parties” means Plaintiffs and Lumber Liquidators.

z.          “Person(s)” shall mean any natural person, individual, corporation, association,

partnership, trust, or any other type of legal entity.

aa. “Preliminary Approval” or “Preliminary Approval Order” means the Court’s entry of an order of initial approval of this Settlement Agreement pursuant to Fed. R. Civ. P. 23.

bb. “Proof of Damages” means submission of 1) Verified responses to the Claim Form; 2) Photographs depicting Damages to the Flooring; 3) Paperwork from a Certified Flooring Inspector or Installer detailing the labor and materials necessary to repair the Damages; 4) an averment from the Settlement Class Member that he/she followed all installation instructions to the best of his/her ability and/or hired a certified flooring installer to perform the installation according to Lumber Liquidators’ installation instructions; and 5) an averment that the Damages are not due to any sudden or accidental water damage, including but not limited to wet mopping, leakage from a refrigerator, dishwasher, ice maker or water heater, and/or flooding.   The Settlement Administrator, at its sole discretion, may request additional proof not listed above, if necessary, to assess the validity of a claim.

cc.        “Released Claims” shall have the meaning set forth in this Settlement Agreement.

dd.       “Released Parties” shall have the meaning set forth in this Settlement Agreement.

ee.        “Releasing Parties” shall have the meaning set forth in this Settlement Agreement.

ff.         “Representative Plaintiff(s)” means Dana Gold, Tammy Emery, Mary Louise  Ference, Laura Norris, Donald Fursman, and John Triana.

gg.       “Request for Exclusion” means a request to opt-out or be excluded from the Class which is timely submitted upon receiving and complying with instructions contained in the Notice.

hh.       “Service Awards” means cash awards paid to the Representative Plaintiffs for their service in this case.

ii.         “Settlement Administrator” means CPT Group.

jj.         “Settlement Agreement” or “Agreement” or “Settlement” refers to this document, and supersedes any prior agreements or discussions.

kk.       "Settlement Award" means the award that each Settlement Class Member shall be entitled to receive pursuant to the terms of the Settlement Agreement if he or she timely submits an Approved Claim.

ll.         “Settlement Class Member” means persons in the United States who purchased, for personal, family, or household use, the Flooring during the Class Period, including but not limited to those persons that are part of the litigation class certified by this Court on November 15, 2017 as subsequently amended by Orders of December 22, 2017 and September 27, 2018.   Excluded from the Class are (1) Defendant, (2) all present and former affiliates and/or officers or directors of Defendant, (3) the Judge to whom this case is assigned and any member of the

Judge’s immediate family and judicial staff, (4) all individuals who have already entered into a release or prior settlement with Lumber Liquidators related to the Flooring during the Class Period, (5) contractors, persons, or other entities who purchased the Flooring for resale, and (6) all persons who timely request to be excluded from this Settlement pursuant to the Notice.

mm.     “Settlement Fund” means $14 million in cash and $14 million in Store-credit Vouchers, with a potential additional $2 million in Store-credit Vouchers based on obtaining a claims percentage of more than 7%, for an aggregate settlement of up to $30 million.

nn        “Store-credit Vouchers” or “Vouchers” means product vouchers which may be used for any product Defendant sells or labor costs through Defendant’s flooring installation network and distributed by the Claims Administrator as part of this Settlement Agreement.

CONSIDERATION TO PLAINTIFFS AND AVAILABLE BENEFITS

A.        Consideration to Plaintiffs:

In exchange for the terms and conditions set forth herein, Defendant will provide the following consideration:

1.         A common fund will be established whereby Lumber Liquidators will pay $14 million dollars in cash and $14 million dollars in Store-credit Vouchers.  An additional $2 million dollars in Store-credit Vouchers will be provided upon a 7% claims rate being reached.  The Settlement Fund shall be paid in the following manner:

a.          Within 5 days of the Court’s preliminary approval of settlement, Lumber Liquidators will transfer $1,000,000.00 to the settlement fund escrow account to be used to pay for Notice and the Settlement Administrator’s fees.

b.         Within 30 days of the Final Approval Order, Lumber Liquidators will transfer $13,000,000.00 in cash (Cash) to the settlement fund escrow account.

c.          Lumber Liquidators will work with Plaintiffs’ Counsel and the Settlement Administrator to prepare up to $16,000,000.00 worth of Store-credit Vouchers (Vouchers) for distribution to Approved Claimants.

d.         The payments described above constitute the entire payment due from Defendant or any of the Released Parties under the Settlement Agreement. The Parties agree and acknowledge that none of the settlement funds paid by Defendant under the Settlement Agreement shall be deemed to be, in any way, a penalty or a fine of any kind.

2.         An escrow account shall be established and administered by Class Counsel under the Court’s continuing supervision and control.  No disbursements of funds from the escrow account will occur without order of the Court.  The escrow account is intended by the Parties to be treated as a “qualified settlement fund” for federal income tax purposes pursuant to Treasury Reg. 1.468B-1, and to that end, the Parties shall cooperate with each other and shall not take a position in any filing or before any tax authority that is inconsistent with such treatment.

3.         Lumber Liquidators shall have no responsibility or liability relating to the administration, investment, or distribution of the Settlement Fund, which shall be the sole responsibility of Class Counsel and the Settlement Administrator.

4.         Following the Effective Date, Lumber Liquidators shall not be entitled to any reverter or return of common fund benefits.

B.         Benefits under this Settlement Agreement:

1.         To be entitled to participate in the Settlement Fund, a Settlement Class Member, who has not requested exclusion pursuant to the Notice, must submit a valid Claim Form on or before the deadline established by the Court.  Any Settlement Class Member who does not submit a timely and valid Claim shall not be entitled to participate in this Settlement, but nonetheless shall be barred and enjoined from asserting any of the Released Claims described herein.

2.         Settlement Class members with an Approved Claim will be issued Cash and/or Vouchers.   Claimants will be limited to one recovery per household, but if multiple purchases were made, the total purchase price of all purchases will be used to calculate the award.

Benefits to Eligible Claimants will be issued in accordance with the criteria below subject to participation,  eligibility and, Damages, if any:

Compensation Level One:  All Approved Claimants will be eligible to receive benefits  from the Compensation Fund.   Level One benefits will be calculated on a pro-rata basis based on the total purchase price of the Flooring.  The exact pro-rata percentage will be determined by taking the total value of all claims submitted and allocating the available Cash/Vouchers from the Compensation Fund on an equal percentage basis to each claimant.

Compensation Level Two:  Any Approved Claimant with Flooring that is manifesting warping, cupping, buckling, scratching, cracking, delaminating, splintering, deteriorating or gapping (Manifested Conditions) may submit, in the Claim Form, proof of Manifested Conditions to be eligible for Level Two Benefits.  Level Two Benefits will be determined based on the value of the repair cost pursuant to a Contractors Bid, photographs and other requirements as part of the Settlement Class member’s proof of Manifested Conditions.  Both Level One and Level Two Benefits shall be allocated equally on a pro-rata basis within each Level, however Class Counsel reserves the right to allocate the percentages of Vouchers and Cash paid to Level One and Level Two Approved Claimants dependent upon claims rate and value of respective claims. It is anticipated that Level One benefits will consist of more value in Vouchers than in Cash.

The amount of Funds allocated to both Compensation Levels shall be all the available Compensation Fund, net of administrative and attorney fees, costs and Service Awards.  Class Members may submit both Compensation Level One and Level Two claims, however Class

Members who submitted both Level One and Level Two claims will have approved Level Two claims deducted from their total Flooring Claims.

Both Compensation Level One and Compensation Level Two Benefits shall be allocated equally on a pro-rata basis within each level however Class Counsel reserves the right to allocate the percentages of Vouchers and Cash paid to Compensation Level One and Compensation Level Two Approved Claimants dependent upon claims rate,  value of respective claims and potential claimant weighted election of benefits in Compensation Level Two between more Cash and less Vouchers or more Vouchers and less Cash

3.         At the time of making a settlement claim, or within 10 days of receiving notice that  their claim is approved, Settlement Class members may designate a family member, a nationally recognized charity or a third party to be the recipient of the Vouchers.

The Settlement Administrator will determine whether a charity is a nationally recognized charity for purposes of this Settlement.  If a third party is designated to be the recipient of the Vouchers, the Settlement Class member must notify the settlement administrator within 10 days after designation as to the identity of the third party including all contact information.  The third party may not transfer or sell any of the Vouchers.

4.         Settlement Class Members may use their Vouchers to purchase any product Defendant sells or for labor to install any Lumber Liquidators’  product and may have the product shipped to a third party within the United States. Except as described above, Vouchers will not be transferrable, nor may they be sold or redeemed for cash.

5.         Defendant will provide the Vouchers, good for one per household,

(a)        Vouchers  are good for 3 years from date of issuance, one per household, with the following exceptions based on state escheat laws:

(b)        Vouchers issued to Approved Claimants in the following states shall have no expiration date: California, Connecticut, Florida, Maine, Minnesota, New Jersey, Rhode Island, and Washington.

(c)        Vouchers issued to Approved Claimants in the following states shall have the expiration dates identified below:

(i)         Colorado – 5 year expiration

(ii)       D.C. – 5 year expiration

(iii)      Georgia – 5 year expiration

(iv)       Hawaii – 5 year expiration

(v)        Illinois – 5 year expiration

(vi)       Louisiana – 5 year expiration

(vii)     Maryland – 4 year expiration

(viii)    Mississippi – 5 year expiration

(ix)       New York – 5 year expiration

(x)        New Mexico – 5 year expiration

(xi)       North Dakota – 6 year expiration

(xii)     South Dakota – 5 year expiration

(xiii)    Virginia – 5 year expiration

6.         The Parties agree that the total amount of Cash shall not exceed the amount set forth in the Settlement Fund described above.

(i)         In the event that the Cash portion of the Settlement Fund is not exhausted and after all claims, attorneys’ fees, costs, service awards, and administration costs been paid, Approved Claimants will receive a proportional additional cash payment.

(ii)       If after having paid all attorneys’ fees, costs, service awards, and administrative costs,   the Cash portion of the Settlement Fund is reduced such that it cannot pay claimants the anticipated amount, the Cash payments will be proportionally reduced across all the Approved Claimants.

(iii)      If any amounts remain in the Cash portion of the Settlement Fund (for example because of uncashed checks), Plaintiffs’ counsel may seek a cy pres  award.

PRELIMINARY APPROVAL OF SETTLEMENT

Class Counsel shall prepare the motion seeking Preliminary Approval of the Settlement Class and the Parties shall work in good faith to support the motion.  The Court shall be asked to approve the terms and conditions of the Settlement Agreement, the Notice to the Class, the method of Notice, the Claim Form, and the procedure for submitting claims.   As part of this Settlement, Plaintiffs will file a Sixth Amended Complaint to facilitate resolving all issues on a nationwide basis.  This motion seeking preliminary approval must comply with the United States District Court for the Northern District of California’s Class Action Settlement Guidance.

SETTLEMENT CLAIMS ADMINISTRATOR

The Settlement Administrator, CPT Group, has been selected based on cost, experience and reputation. The Settlement Administrator will work to:

1.         Send Notice to members of the Class;

2.         Maintain and monitor a Settlement website;

3.         Review, evaluate, and pay where eligible, claims;

4.         Monitor and maintain any Requests for Exclusion, Claim Forms, and any and all other written communications from Class Members in response to the Notice for a period of one (1) year following the end of the Claim Period, or pursuant to further order of the Court.  All written communications received by the Settlement Administrator from Class Members relating to the Settlement Agreement shall be available and provided upon request to Class Counsel and Counsel for Lumber Liquidators.

5.         Distribute the proceeds of the Settlement Fund pursuant to the Settlement Agreement;

6.         Confirm the issuance of payment to the Approved Claimants;

7.         Provide any necessary certifications to the Court concerning the administration and processing of the claims; and

8.         Timely respond to inquiries from Class Counsel, their co-counsel, Counsel for Lumber Liquidators, the Court, and Settlement Class Members.

NOTICE OF PROPOSED SETTLEMENT

A.        Notice Program

Class Counsel shall work with the Settlement Administrator to prepare the Notice Plan.  Class Members shall receive constitutionally adequate Notice of the Settlement.  Class Counsel shall submit to the Court for approval the Notice Plan. The Notice Plan will provide the best Notice practicable under the circumstances of the foregoing actions, conform to all aspects of Federal Rule of Civil Procedure 23, satisfy the Due Process Clause of the United States Constitution, and comply with the terms and conditions of the Agreement.  Class Counsel shall work with the Settlement Administrator and/or other class notice specialists, as necessary, to prepare drafts of the proposed Class Notice.  Lumber Liquidators shall have the right to review and approve the proposed Class Notice, including the content of the Settlement website. If any objections to the proposed Class Notice cannot be resolved by the Parties, they shall be submitted to the Court for resolution.

B.         Class Member Contact Information

Lumber Liquidators shall provide Class Counsel and the Settlement Administrator with the contact information within its possession (included the name, e-mail address, telephone number, physical mailing address, and total value of Flooring purchased) of each reasonably identifiable person who falls within the definition of the Settlement Class by the time this Settlement Agreement is executed (“Class Member Information”).  Lumber Liquidators warrants and represents that the Class Member Information provided to Class Counsel accurately reflects the information retained by Lumber Liquidators in the ordinary course of business.

C.        Settlement Website

Prior to the Notice Date, the Settlement Administrator shall establish an Internet website, www.bamboosettlement.com that will inform Settlement Class members of the terms of this Settlement, their rights, dates and deadlines and related information. The website shall include, in .pdf format and available for download, the following: (i) the Long Form Notice; (ii) the Claim Form; (iii) the Preliminary Approval Order; (iv) this Settlement Agreement (including all of its Exhibits), (v) the Operative Complaint filed in this case; and (vi) any other materials agreed upon by the Parties and/or required by the Court.  The Internet website shall provide Settlement Class Members with the ability to complete and submit the Claim Form electronically.  The Internet website shall also make the Claim Form available for download.

D.        Toll-Free Telephone Number

Commencing by the Notice Date, the Settlement Administrator shall establish a toll-free telephone number, through which Settlement Class members may obtain information about the Settlement, and request an  electronic copy of the Long Form Notice and/or the Claim Form, pursuant to the terms and conditions of this Settlement.  The Claim Form will be mailed to all persons who request one via the toll-free phone number maintained by the Settlement Administrator.

E.         Direct Notice – United States Mail

By the Notice Date, the Settlement Administrator will send the Long Form Notice (Notice) United States Postal Service (“USPS”) first class mail to all Settlement Class Members for whom a physical mailing address can be identified from the Class Member Information.  Each Notice will include a claim number and to the extent available purchase information for each individual class member. Prior to the initial mailing of the Notice, postal mailing addresses will be checked against the National Change of Address (“NCOA”) database maintained by the USPS.   Notices that are returned as undeliverable by the USPS and have a forwarding address will be re-mailed to that forwarding address, and Notices that are returned as undeliverable by the USPS without a forwarding address will be subject to address verification (“skip tracing”), utilizing a wide variety of data sources, including public records, real estate records, electronic directory assistance listings, etc. to locate updated addresses.  Notices will then be re-mailed to updated addresses located through skip tracing.

F.         Direct Notice – E-mail Notice

By the Notice Date, the Settlement Administrator shall e-mail each Settlement Class Member included in the Class Member Information provided by Defendant (“Email Notice”). The content of the Email Notice shall substantially conform to the information provided in the Claim Form and will contain a link that the Settlement Class members can click to take them directly to the claim filing page on the settlement agreement website where they can enter their individualized claim number and confirmation code.

G.        Publication

By the Notice Date, and subject to the requirements of this Agreement and the Preliminary Approval Order, the Settlement Administrator will provide Notice to the Settlement Class as follows: Publishing the publication notice and digital notice pursuant to the Preliminary Approval Order and as set forth in the Notice Plan described in the Declaration of the Settlement Administrator attached hereto as Exhibit B; Publishing, on or before the Notice Date, the Long Form Notice on the settlement website (www.bamboosettlement.com), as specified in the Preliminary Approval Order and as set forth in the Notice Plan described in the Declaration of the Settlement Administrator attached hereto as Exhibit B; and Providing the Internet address, in the Long Form Notice, to the settlement website (www.bamboosettlement.com).

H.        Notice to Appropriate Federal and State Officials

Not later than 10 days after for the Court enters the Preliminary Approval Order, the Settlement Administrator shall comply with 28 U.S.C. § 1715.

SETTLEMENT CLASS MEMBERS’ RIGHT OF EXCLUSION

A Settlement Class Member may opt out of the Settlement Class.  To exercise this exclusion right, the Settlement Class Member must send written notification of the decision to request exclusion via first class mail to Class Counsel.  The request for exclusion must bear the signature of the Settlement Class Member (even if represented by counsel), state the Settlement Class Member’s name, email address, address of the property(ies) that has Flooring installed and specify the number of units of residential property or other structures at each address containing Flooring. The request should also include substantially the following statement “I want to opt out of the Settlement Class in the Lumber Liquidators bamboo flooring litigation.”  If the Settlement Class Member has entered into a written or oral agreement to be represented by counsel, the request for exclusion shall also be signed by the attorney who represents the Settlement Class Member.  Such request must be postmarked or personally delivered on such schedule as the Court may direct.  In seeking Preliminary Approval of this Settlement, the Parties will request that the deadline for submission of requests for exclusion shall be set on a date no less than 45 days after the publication of the Notice.  Exclusions sent by any Settlement Class Member to incorrect locations shall not be valid.  Any Settlement Class Member who submits a timely request for exclusion shall not be permitted to object to the Settlement.

Except for those Settlement Class Members who have properly and timely opted out of the Class, all Settlement Class Members will be deemed Settlement Class Members for all purposes under this Settlement and shall be bound by all the terms and provisions of the Settlement Agreement, and any order related to the Settlement, whether or not such Settlement Class Members received actual notice or have objected to the Settlement, and whether or not such Settlement Class Member makes a Claim or participates in the Settlement.

Any Settlement Class Member who has not timely and properly filed a written request for exclusion from the Settlement Class shall be bound by this Settlement and by all subsequent proceedings, orders, and judgments.  Any Settlement Class Member who elects to opt out of the Settlement Class pursuant to this Agreement shall not be entitled to relief under or be affected by this Agreement.

Settlement Class Members who have elected to opt out of the Settlement Class may withdraw their opt out requests prior to the Effective Date, but only if they accept the benefits and terms of this Settlement and dismiss with prejudice any other pending action against Lumber Liquidators arising from damage to their homes or other structures because of any alleged defects in any Flooring.

Class Counsel shall have the right to contact persons who file exclusion requests and to challenge the timeliness and validity of any exclusion request, as well as the right to effect the withdrawal of any exclusion filed in error and any exclusion request which a Settlement Class Member wishes to withdraw for purposes of participating in the Settlement as set forth in this Agreement.  The Court shall determine whether any of the contested opt outs is valid.

Within five (5) days of the closing of the opt out period, Class Counsel shall provide counsel for Lumber Liquidators, by electronic mail, facsimile, and/or hand delivery, with a list identifying each person who has requested exclusion from the Settlement Class and attaching copies of all such requests for exclusion.

If the number of Requests for Exclusion exceeds 1% of the total class size, Lumber Liquidators has the option to terminate the Settlement Agreement.

Plaintiffs and Plaintiffs’ Counsel in the Gold Litigation covenant and agree to take no actions, directly or indirectly, designed or intended to influence any putative member of the Settlement Class to opt out of the settlement, file a claim, or to assist others in doing so. The parties acknowledge, however, that if and when Plaintiffs’ Counsel in the Gold Litigation answer Settlement Class Member questions pertaining to their respective matters, the Parties’ settlement, or the Settlement Agreement or related matters, answering these questions shall not constitute taking action to influence any putative member of the Settlement Class to opt out of the settlement or to assist others in doing so.

SETTLEMENT CLASS MEMBERS’ RIGHT OF OBJECTION

A.        Settlement Class Members who do not request exclusion from the Class may object to the Settlement Agreement. Settlement Class Members who choose to object to the Settlement must file written notices of intent to object with the Court and serve copies of any such objection on Class Counsel and Counsel for Lumber Liquidators.  Any Settlement Class Member may appear at the Final Approval and Fairness Hearing, in person or by counsel, and be heard to the extent permitted under applicable law and allowed by the Court.  The right to object to the Settlement Agreement must be exercised individually by an individual Settlement Class Member and, except in the case of a deceased, minor, or incapacitated Person or where represented by counsel, not by the act of another Person acting or purporting to act in a representative capacity.

To be effective, an objection to the Settlement Agreement that is filed with the Court must:

1.         Contain a caption that includes the case name and the case number as follows: Gold, et al. v. Lumber Liquidators, Inc., et al., 3:14-cv-05373 (N.D. of Cal.).

2.         Provide the name, mailing address, e-mail address, telephone number and signature of the Settlement Class Member filing the intent to object, and identify his or her individual counsel, if any;

3.         Provide a valid proof of membership in the Settlement Class;

4.         File a written letter or brief detailing the specific basis for each objection, including any legal and factual support the objector wishes to bring to the Court’s attention and any evidence the objector wishes to introduce in support of the objection with the Court not later than thirty (30) days prior to the Final Approval and Fairness Hearing;

5.         Be served contemporaneously on Class Counsel and Counsel for Lumber Liquidators (unless filed via the Court’s ECF system, such that copies will be transmitted electronically to these counsel);

6.         Contain the number of class action settlements objected to by the

Settlement Class Member in the last three (3) years;

7.         List prior representations of objectors in class action cases by the objector’s counsel and all sanctions or discipline ordered by any court, bar association or governmental agency against that counsel.

8.         State whether the objecting Settlement Class Member intends to appear at the Final Approval and Fairness Hearing, either in person or through counsel.

9.         State that the objecting Settlement Class Member is financially capable and prepared to post a bond in an amount to be determined by the Court to adequately compensate class members for the loss of value to Settlement Class Member compensation occasioned by any delay in payment due to an objection, or notice of appeal.

Any Settlement Class Member who does not file a timely and adequate notice of intent to object in accordance with this Settlement Agreement waives the right to object or to be heard at the Final Approval and Fairness Hearing, unless the Court permits otherwise, and shall be forever barred from making any objection to the Settlement.  To the extent any Settlement Class Member objects to the Settlement Agreement, and such objection is overruled in whole or in part, such Settlement Class Member will be forever bound by this Settlement Agreement, the Final Approval Order, and Judgment of the Court.

B.         The filing of an objection allows Class Counsel and Counsel for Lumber Liquidators to request the Court to notice such objecting Settlement Class Member for and take his or her deposition consistent with the Federal Rules of Civil Procedure at an agreed-upon location, and to seek any documentary evidence or other tangible things that are relevant to the objection. Failure by an objecting Settlement Class Member to make himself or herself available for a deposition or to comply with expedited discovery requests may result in the Court striking the Settlement Class Member’s objection and otherwise denying that Settlement Class Member the opportunity to make an objection or be further heard.  The Parties reserve the right to ask the Court to tax the costs of any such discovery to the objecting Settlement Class Member’s separate counsel should the Court determine that the objection is frivolous or is made for an improper purpose.

C.         If the objection is made through an attorney, the written objection must also include: (1) the identity and number of the Settlement Class Members represented by objector’s counsel; and (2) the number of such represented Settlement Class Members who have opted out of the Settlement Class.

REPORT BY SETTLEMENT ADMINISTRATOR

A.        No later than thirty (30) days before the Final Approval and Fairness Hearing, the Settlement Administrator shall provide to Class Counsel and Counsel for Lumber Liquidators the following information:

i.          The number of Notices mailed or sent to Settlement Class Members;

ii.         The number of claims submitted

iii.        The number of Settlement Class Members to date who have submitted Approved Claims;

iv.        The number of Settlement Class Members who have submitted Requests for Exclusion from the Settlement Classes and the names of such persons;

v.         Any information about any objections to the Settlement Agreement that the Settlement Administrator has not previously forwarded; and

vi.        Any other tracking information reasonably requested by Class Counsel or Counsel for Lumber Liquidators.

B.         A report stating the total number of Settlement Class Members who have submitted timely and valid Requests for Exclusions and the names of such Settlement Class Members shall be filed by Class Counsel not later than ten (10) days before the Final Approval and Fairness Hearing.

FINAL APPROVAL

A.        If the Court preliminarily approves the Settlement Agreement, Class Counsel, with the cooperation of counsel for Lumber Liquidators, shall submit a motion for final approval of the Settlement Agreement by the Court at a date set by the Court, but no later than one hundred twenty (120) days from the date of Notice.  The parties may submit supplemental memoranda in support of the motions for final settlement approval or the awarding of costs and fees at a date set by the Court, but no later than ten (10) days before the Final Approval and Fairness Hearing.  The motion seeking final approval shall take into consideration the United States District Court for the Northern District of California’s Class Action Settlement Guidance.

B.         The Notice to the Settlement Class shall contain a date, time and location for the Final Approval and Fairness Hearing to be conducted by the Court. The Parties shall jointly request the Court to set a hearing on Final Approval of the Settlement Agreement approximately forty-five (45) days from the end of the claims period or such later date as the Court may determine.

C.         The Parties shall request the Court upon final approval of this Settlement Agreement, to enter the Final Approved Order and Judgment, which shall include:

i.          Grant final approval to the Settlement and Settlement Agreement as fair, reasonable, adequate, in good faith and in the best interests of the Settlement Class, and order the Parties to carry out the provisions of this Settlement Agreement;

ii.         Dismiss with prejudice and without costs the Complaint and litigation against Lumber Liquidators and the Released Parties;

iii.        Adjudge that Releasing Parties are conclusively deemed to have released Lumber Liquidators and the Released Parties of the Released Claims;

iv.        Bar and permanently enjoin each Settlement Class Member who has not timely submitted a Request for Exclusion from prosecuting against the Released Persons any and all of the Released Claims;

v.         Reserve continuing and exclusive jurisdiction by the Court to preside over any ongoing proceedings relating to the Claims or this Settlement Agreement; and

vi.        Determine under Fed. R. Civ. P. 54(b) that there is no just reason for delay and direct that the Final Judgment as to the Released Parties to be final and appealable and entered forthwith.

CLASS COUNSEL FEES AND ADMINISTRATIVE COST

A.        Plaintiffs’ Counsel will apply to the Court by motion for an award to Plaintiffs’ Counsel for attorneys’ fees of up to 33.33% of the Settlement Fund, and for actual costs and expenses, together with the cost of notice and administrative costs to be paid from the Settlement Fund.

B.         Within forty-five  (45) days of Effective Date of  the Final Approval Order and Judgment and entry by the Court of an order awarding attorneys’ fees, costs, and expenses (“Fee, Cost, and Expense Order”), any awarded attorneys’ fees, costs, and expenses shall be paid to Class Counsel from the Escrow Account by the Escrow Agent, notwithstanding the existence of or pendency of any appeal or collateral attack on the Settlement or any part thereof or the Fee, Cost, and Expense Order.  In the event that the Effective Date does not occur or the Settlement

Agreement is terminated pursuant to its terms, or if, as the result of any appeal or further proceedings on remand, or successful collateral attack, the Fee, Cost, and Expense Order is reversed or modified pursuant to a final court order and attorneys’ fees, costs, and expenses have been paid out of the Escrow Account to any extent, then Class Counsel shall be obligated and does hereby agree, within ten (10) business days after receiving notice of the foregoing from Lumber Liquidator’s Counsel or from a court of appropriate jurisdiction, to refund to the Escrow Account such attorneys’ fees, costs, and expenses that have been paid, plus interest thereon at the same rate as would have been earned had those sums remained in the Escrow Account.

SERVICE AWARDS

Subject to approval by the Court, each of the named Representative Plaintiffs in the Sixth Amended Complaint will receive $7,500 for their participation in this litigation.  If a husband and wife, or other co-purchasers were both Plaintiffs, they are entitled to a single Service Award.  This amount is to be paid from the Settlement Fund.

CLAIM PROCESSING AND DISTRIBUTION OF SETTLEMENT

A.        Class Members may electronically complete and sign the appropriate Claim Form and submit it to the Settlement Administrator via an electronic Claim Form submission process to be established by the Settlement Administrator. Alternatively, Settlement Class Members may submit such Claim Form via U.S. mail. A Claim Form shall be considered defective if the Claimant fails to timely submit the Claim Form, provide the required information on the Claim Form, or fails to electronically or physically sign certifying that the Claimant is entitled to the benefit sought.

B.         Within thirty (30) days of the entry of the Final Approval Order and Judgment, the Settlement Administrator will notify Class Counsel of any Settlement Class Member who has submitted a deficient Claim Form, and those Settlement Class Members will be given ten (10) calendar days from the date of the deficiency notice to cure the deficiency.

C.         Within sixty (60) days of the Effective Date, the Settlement Administrator will distribute the checks and the vouchers.

D.        Cash payments made pursuant to this Settlement Agreement will be made to Approved Claimants via physical checks mailed to the address provided on the Claim Form. Store-credit Vouchers will be mailed to the address of the Approved Claimant (or appropriate assignee), provided on the Claim Form. Class Counsel and Counsel for Lumber Liquidators shall confer before the Settlement Administrator begins to distribute the checks or Store-credit Vouchers to the Approved Claimants. If an appeal is filed, distribution of Settlement Fund to Approved Claimants will be stayed until further order by the Court.

E.         The Class Members acknowledge that the Claims process may take longer than described above due to the number of potential Settlement Class Members. The Settlement Administrator will employ all due commercially reasonable speed to distribute claimed cash payments and Store-credit Vouchers to Approved Claimants as set forth herein.

F.         The Settlement Class Members shall be entitled solely to the Settlement Funds and Store- Credit Vouchers for settlement and satisfaction against Defendant and the Released Parties for the Released Claims and shall not be entitled to any other payment or relief from Defendant or the Released Parties. The Representative Plaintiffs, Settlement Class Members and their counsel, Class Counsel, as well as the Settlement Administrator will be reimbursed and indemnified solely out of the Settlement Funds.  Defendant and the other Released Parties shall not be liable for any costs, fees, or expenses of any description, including any costs, fees or expenses of the Representative Plaintiffs or their attorneys, experts, advisors, or other representatives of the Settlement Class.

RELEASE BY ALL SETTLEMENT CLASS MEMBERS

A.        Effective upon Final Approval, Plaintiffs, for and on behalf of themselves, and every member of the Settlement Class, every purchaser of Flooring during the Class Period, and each of their respective heirs and assigns, except for those who have requested to be excluded from the Classes, (hereafter the “Releasing Parties”) jointly and severally, hereby RELEASE, HOLD HARMLESS, FOREVER DISCHARGE, AND SHALL FOREVER BE ENJOINED FROM PROSECUTION against Defendant and the Released Parties of any and all claims, causes of action, lawsuits, proceedings, damages, judgments, losses, penalties, liabilities, rights, obligations, duties, demands, liens, actions, administrative proceedings, remedies, costs, fees of any kind, expenses, and claims of any kind whatsoever, including based on fraud, whether known or unknown, contingent or unsuspected, disclosed or undisclosed, liquidated or unliquidated, asserted or unasserted, accrued or un-accrued, in law, in equity or otherwise, in contract, tort, warranty, strict liability or otherwise, that have been, could have been, or in the future can or might be asserted in any court, tribunal or proceeding (including but not limited to any claims arising under federal, state, foreign or common law, including any federal or state consumer protection law), by or on behalf of Plaintiffs or any member of the Settlement Class, whether individual, direct, class, representative, legal, equitable, or other type or in any other capacity against Defendant and the Released Parties, which the Releasing Parties ever had, now have, or may have had, from the beginning of time to the Effective Date, by reason of, arising out of, relating to, or in connection with the acts, events, facts, matters, transactions, occurrences, statements, representations, misrepresentations, omissions, or any other matter whatsoever related directly or indirectly to: (1) the Plaintiffs’ and Settlement Class Members’ purchase and/or use of Morning Star Strand Bamboo Flooring sold by Lumber Liquidators between January 1, 2012 and March 15, 2019; (2) the manufacture, sale, distribution, labeling, marketing or advertising of Flooring during the Class Period; (3) Defendant’s warranty related to the Flooring purchased during Class Period for any claim that the product is subject to premature cracking, splitting, buckling, warping, cupping, and shrinking or moisture-related issue and/or (4) any claim by Plaintiffs or Settlement Class Members of any nature related to Flooring sold by Defendant between January 1, 2012 to March 15, 2019, except as specified below (hereafter the “Released Claims”).

The Released Claims, however, shall not include any claims to enforce the Settlement Agreement, personal injury claims, or the request of Class Counsel for fees, costs, and expenses as set forth in, or as related to, this Settlement Agreement.

B.         The “Released Parties” shall include Lumber Liquidators, Inc., its parent, subsidiaries, and affiliates, including but not limited to, Lumber Liquidators Holdings, Inc.; Lumber Liquidators Services, LLC; Lumber Liquidators Leasing, LLC; individual Lumber

Liquidators retail stores located throughout the United States; the China Regional Office; and  the seven suppliers of Flooring1. All of these entities shall be released including but not limited to any controlling persons, associates, affiliates, or subsidiaries and each and all of their respective past or present officers, members, managers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, insurers, consultants, experts, accountants, bankers, testing laboratories, advisors or agents, heirs, executors, trustees, general

1         The seven suppliers are: (1) Maisoon International; (2) Zhejiang Chanxiang Senda Bamboo & Wood; (3) Zhejiang Tianzhen Bamboo & Wood; (4) Changxing Jingwei Bamboo Products; (5) Wuxi Boda Bamboo & Wood Industrial; (6) Fujian Jianou Huayu Bamboo Industry; and (7) Yixing New Senda.

or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, and assigns.

C.         In agreeing to the foregoing waiver, the Releasing Parties expressly acknowledge and understand that they may hereafter discover facts in addition to or different from those which they now believe to be true with respect to the subject matter of the claims released herein, but expressly agree that they have taken these possibilities into account in electing to participate in this release, and that the release given herein shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts, as to which the Releasing Parties expressly assume the risk.

D.        As of the Effective Date, by operation of the entry of the Final Approval Order and Judgment, each Class Member who does not file a valid Request for Exclusion, automatically, upon entry of the Final Approval Order and Judgment, shall be held to have fully released, waived, relinquished, and discharged the Released Parties from the Released Claims, to the fullest extent permitted by law, and shall be enjoined from continuing, instituting, or prosecuting any legal proceeding against the Released Parties relating in any way whatsoever to the Released Claims.

E.         The Releasing Parties, on behalf of themselves and their respective assigns, agree not to sue or otherwise make a claim against any of the Released Parties that is in any way related to the Released Claims.

F.         With respect to the Released Claims, the Releasing Parties shall expressly waive any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States which is similar, comparable or equivalent to California Civil Code Section 1543, which provides:

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor or released party.

DISMISSAL

The Releasing Parties stipulate and agree that upon the Court’s entry of the Final Approval Order and Judgment, and after expiration of any appeals of that Order, Gold, et al. v. Lumber Liquidators, Inc., et al., 3:14-cv-05373 (N.D. Cal.) shall be DISMISSED WITH PREJUDICE.

CONFIDENTIALITY

This Agreement of Compromise and Settlement and its terms shall remain confidential from the public until a jointly approved press release can be prepared. Lumber Liquidators, however, may disclose this proposed settlement to regulators, such as the Department of Justice, Securities and Exchange Commission (“SEC”), and the Attorneys General of certain states, as well as to certain financial, auditing, or other business consultants and may make public disclosures in its filings with the SEC. The Parties also agree that they will cooperate in drafting a joint press release regarding the settlement to be issued upon the issuance of the Final Approval Order.

Otherwise, the Parties and their counsel agree that they will not affirmatively seek media coverage in print, Internet, or other media regarding this Settlement Agreement, but may naturally respond to press or media inquiries by describing the settlement as a good result for the class, or other substantially similar words. Nothing in this paragraph, however, restricts the Parties from:

a.          Publishing the Settlement Agreement and the result on their websites;

b.         Utilizing media as set forth in the Court-approved Notice plan;

c.          Issuing a press release with language to be agreed upon between the Parties;

d.         Truthfully responding privately to inquiries concerning the Settlement Agreement from their clients, including Settlement Class Members; or

e.          Truthfully responding to any press or media inquiries regarding details of the Settlement Agreement.

Plaintiffs and Plaintiffs’ Counsel also agree that they will not make any statements or engage in any conduct which disparages Defendant’s or Release Parties’ conduct, character, or business reputation or the conduct, character, or reputation of any agent of such entity.

AMENDMENT

This Agreement may be modified, amended or supplemented only by written agreement signed by or on behalf of all Parties, and if such modification, amendment or supplement is to be executed and become effective subsequent to the entry of the Preliminary Approval Order, only with the approval of the Court.

AUTOMATIC TERMINATION OF SETTLEMENT AGREEMENT AND TERMINATION RIGHTS

In the event that this Settlement Agreement does not become a final, enforceable contract that is approved by the Court and upheld on appeal for any reason:

A.        Except as expressly stated herein, this Settlement Agreement shall automatically become null and void and have no further force or effect, and all proceedings that have taken place with regard to this Settlement shall be without prejudice to the rights and contentions of the Parties;

B.         If the Settlement Agreement is not preliminarily or finally approved by the Court, the Parties will resume the litigation of Gold, et al. v. Lumber Liquidators, Inc., et al., 3:14-cv-05373

(N.D. Cal.) at the procedural juncture as of January 26, 2019, including the Fifth Amended Complaint remaining the operative complaint;

C.         If this Settlement Agreement; the order preliminarily approving the Settlement Agreement and/or Final Order and Judgment approving this Settlement Agreement is vacated, materially modified or reversed, in whole or part, this Settlement Agreement will be deemed terminated, unless the Parties, in their sole discretion within thirty (30) days of receipt of such ruling, agree to proceed with the Settlement Agreement as modified by the Court or on appeal.

D.        If the Settlement Agreement is terminated, any Settlement Funds in the Settlement Fund Escrow Account or that have come into possession of the Plaintiffs or Class Counsel, except for any funds paid or owed to the Settlement Administrator or to any other Notice consultant or provider, or any funds otherwise paid or owed for any Settlement administration or Notice-related purpose, shall be returned to Defendant within ten (10) Days of termination.

E.         This Section and the Section on Confidentiality shall survive any termination of this Settlement Agreement.

SETTLEMENT ADMISSIBILITY

This Settlement Agreement, any provision of this Settlement Agreement and the fact of this Settlement Agreement having been made, shall not be admissible or entered into evidence for any purpose except by the Parties to enforce the terms of the Settlement Agreement; nor will any information produced solely in connection with any of the Parties’ mediations be admissible.

SEVERABILITY

With the exception to provisions contained herein, in the event any covenant, term or other provision contained in this Settlement Agreement is held to be invalid, void or illegal, the same shall be deemed severed from the remainder of this Settlement Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision herein.  If any covenant, condition or other provision herein is held to be invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

INCORPORATION OF EXHIBITS

All attached exhibits are hereby incorporated by reference as though set forth fully herein and are a material part of the Settlement Agreement.

GOVERNING LAW AND COMPLIANCE WITH TERMS

OF SETTLEMENT AGREEMENT

All questions with respect to the construction of this Settlement Agreement and the rights and liabilities of the Parties shall be governed by the laws of California, without giving effect to its law of conflict of laws.

The Court shall have continuing and exclusive jurisdiction to resolve any dispute that may arise with regard to the terms and conditions of this Settlement Agreement, and the Parties hereby consent to such jurisdiction.

PREPARATION OF SETTLEMENT AGREEMENT, SEPARATE COUNSEL AND AUTHORITY TO ENTER SETTLEMENT AGREEMENT

A.        The Parties and their counsel have each participated and cooperated in the drafting and preparation of this Settlement Agreement. Hence, in any construction to be made of this Settlement Agreement, the same shall not be construed against any Party as drafter of the Settlement Agreement.

B.         In entering this Settlement Agreement, each Party has relied upon the advice of the Party’s own attorneys of choice and has not relied upon any representation of law or fact by any other Party hereto.

C.         This Settlement Agreement, including exhibits attached hereto, supersedes any and all prior agreements, including, without limitation, the Memorandum of Understanding, and it constitutes the entire understanding between and among the Parties with regard to the matters herein.  There are no representations, warranties, agreements, or undertakings, written or oral, between the Parties hereto, relating to the subject matter of this Settlement Agreement which are not fully expressed herein, with the exception of the Stipulated Undertaking re Attorney Fees and Costs in connection with the proposed Class Action Settlement.

D.        The Parties each represent and warrant that each of the Persons executing this Settlement Agreement is duly empowered and authorized to do so.

COUNTERPARTS

This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

BINDING EFFECT

This Settlement Agreement shall be binding upon and inure to the benefit of the Parties and to their respective heirs, assigns, and successors-in-interest.

ENTIRE AGREEMENT

This Settlement Agreement represents the entire agreement between the Parties and supersedes all other oral and written agreements and discussions.  Each of the Parties covenants that he, she or it has not entered into this Settlement Agreement as a result of any representation, agreement, inducement, or coercion, except to the extent specifically provided herein.  Each Party further covenants that the consideration recited herein is the only consideration for entering into this Settlement Agreement and that no promises or representations of another or further consideration have been made by any Person,

NOTICE

All notices, requests, demands and other communications to the Parties or their counsel required or permitted to be given pursuant to this Settlement Agreement shall be in writing and shall be delivered personally or mailed postage-prepaid by First Class U.S. Mail to the following persons at their addresses set forth as follows:

Class Counsel for Plaintiffs:

Charles LaDuca

Brendan Thompson

CUNEO GILBERT & LADUCA LLP

4725 Wisconsin Avenue, NW, Suite 200

Washington, DC 20016

Michael F. Ram

Robins Kaplan

2440 West El Camino Real, Suite 100

Mountain View, CA 94040

Jeffrey B. Cereghino

Cereghino Law Group

101 Montgomery Street, Suite 1800

San Francisco, CA 94104

Counsel for Defendant Lumber Liquidators, Inc.

Diane P. Flannery

McGuireWoodsLLP

800 East Canal Street

Richmond, VA 23219

Bethany Lukitsch

McGuire WoodsLLP

Wells Fargo Center,  South Tower

355 South Grand Street, Suite 4200

Los Angeles,  CA. 90071

WHEREFORE, the undersigned, being duly authorized, have caused this Settlement Agreement to be executed on the dates shown below and agreed that it shall take effect on the last date of execution by all undersigned representatives of the Parties.

Dated this 30th day of September 2019.

Class Counsel for Plaintiffs:

/s/ Brendan Thompson
Charles LaDuca
Brendan Thompson
CUNEO GILBERT & LADUCA LLP
4725 Wisconsin Avenue, NW, Suite 200
Washington, DC 20016

/s/ Michael F. Ram
Michael F. Ram
Robins Kaplan LLP
2440 West El Camino Real, Suite 100
Mountain View, CA 94040

/s/ Jeffrey B. Cereghino
Jeffrey B. Cereghino
Cereghino Law Group
101 Montgomery Street, Suite 1800
San Francisco, CA 94104

Defendant, Lumber Liquidators, Inc.

/s/ Lee Reeves
Lee Reeves
Sr. Vice President, Chief Legal Officer & Corporate Secretary
Lumber Liquidators, Inc.
3000 John Deere Road
Toano, VA 23168

Counsel for Defendant Lumber Liquidators, Inc.

/s/ Bethany Lukitsch
Bethany Lukitsch
McGuireWoodsLLP
Wells Fargo Center, South Tower
355 S. Grand Ave., Suite 4200
Los Angeles, CA 90071